Exhibit 99.1

Company: Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

TOM H. WILSON, Jr. APPOINTED TO JACK HENRY BOARD OF DIRECTORS

Monett, MO - January 9, 2012 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced that on January 5, 2012, Tom H. Wilson, 50 was appointed to its Board of Directors. Mr. Wilson will serve as independent director and has been appointed to serve on the Compensation Committee of the Board.

At the January 5, 2012 Board of Directors meeting, a resolution also was adopted that expanded Jack Henry's Board from seven to eight members. This expanded Board consists of five independent, outside directors and three non-independent directors.

Tom Wilson is a Managing Partner at DecisionPoint Advisors, LLC in Charlotte, N.C. He is a seasoned business executive with over 25 years' experience in the technology industry. His strategic and general management skills include experience in developing and growing new businesses, managing international operations and finances, raising capital from angel, institutional and debt sources, and negotiating the sale of companies to strategic buyers. His transaction experience includes buy-side and sell-side assignments within numerous technology sectors including software, managed services, healthcare, and consulting. He also previously spent fourteen years with IBM where he served in a variety of general management, sales, and marketing positions, including leading a large solutions and services organization.

According to Michael E. Henry, Chairman of the Board of Directors, “We welcome Tom to our expanded Board. Tom has extensive knowledge of financial institutions and the financial services industry, which is largely based on years of experience in the industry. He has served on the board or as Chairman of several civic and community organizations which will bring additional value to our board. We are sincerely excited to add Tom to our Board of Directors and believe he will fundamentally complement his fellow Board members. We are confident that our newly established Board seat has been filled by a highly qualified and enthusiastic member.”

About Jack Henry & Associates

Jack Henry & Associates, Inc. (Nasdaq: JKHY) is a leading provider of technology solutions and payment processing services primarily for financial services organizations. Its technology solutions serve more than 11,200 customers nationwide, and are marketed and supported through four primary brands. Jack Henry Banking supports banks ranging from de novo to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. iPay Technologies™ operates as a leading electronic bill pay provider supporting banks and credit unions with turnkey, highly configurable retail and small business electronic payment platforms. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.